Exhibit 99.1

[Letterhead of CytoDyn Inc.]

NOTICE

TO HOLDERS OF WARRANTS OF

CYTODYN INC.

March 20, 2018

We are writing to notify you, pursuant to one or more Warrants held by you to purchase shares of common stock, $0.001 par value per share (the “Common Stock”), of CytoDyn Inc., a Delaware corporation (the “Company”), that the Company expects to effect a reverse stock split (the “Reverse Stock Split”) of the Common Stock outstanding as of April 17, 2018 (the “Record Date”), in connection with an anticipated uplisting of the Common Stock to the Nasdaq Stock Market, subject to postponement at the discretion of the Board of Directors of the Company (the “Board”). The Reverse Stock Split will be effected at a whole number ratio between one-for-two and one-for-fifteen, to be determined by the Board of Directors prior to the Record Date. The Reverse Stock Split is expected to be effective on or about April 19, 2018, subject to postponement or withdrawal at the discretion of the Board.

The Reverse Stock Split was previously approved by the stockholders of the Company at a special meeting on November 1, 2017.